Exhibit 99

TITAN INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
February 24, 2006

Fourth quarter highlights:

•
On December 28, 2005, Titan Tire Corporation, a subsidiary of Titan International, Inc., acquired The Goodyear Tire & Rubber Company’s North American farm tire assets. Titan Tire purchased the assets of Goodyear’s North American farm tire business for approximately $100 million in cash proceeds. The assets purchased include Goodyear’s North American farm inventory and plant, property and equipment located in Freeport, Illinois. The company funded the acquisition through an increase in its revolving credit facility.

•
Net sales remained near $100 million in Titan’s 2005 fourth quarter, as compared to a strong fourth quarter in 2004. The net sales of $96.6 million this quarter compare to $105.9 million in the fourth quarter of last year.

•	Despite rising energy and raw materials costs, gross profit remained a positive $6.7 million in the quarter. This compares to $13.1 million in fourth quarter 2004.

•	Interest expense for the fourth quarter of 2005 was $1.9 million, a 26% decrease from the $2.6 million recorded in the fourth quarter of 2004.

Statement of Chief Executive Officer:

“Titan achieved another consecutive year of strong sales and profits. Our employees have worked hard, and it is paying off,” said Titan Chairman and CEO Maurice Taylor Jr. “The company is growing and expanding. Our acquisition of Goodyear’s North American farm tire assets provides great opportunity for the future, and the best selection of American made and owned products in off-highway wheel and tire assemblies for our customers.”

Year-to-date highlights:

•
Year-to-date net sales increased $9.0 million, or 2%, to $470.1 million when compared to 2004 year-to-date net sales of $461.1 million, excluding Titan Europe. Recorded 2004 year-to-date net sales were $510.6 million, including $49.4 million of Titan Europe sales.

•	Interest expense for the year was $8.6 million, a 47% decrease as compared to the $16.2 million recorded in 2004.

Financial overview:

Titan International, Inc. reported net sales of $96.6 million for fourth quarter of 2005, a reduction of 9% compared to $105.9 million for the previous year’s quarter. Net sales for 2005 were $470.1 million, up 2% from $461.1 million for 2004 on a pro forma basis, adjusted for the sale of Titan Europe in April 2004. Reported sales for 2004 were $510.6 million.

Loss from operations was $(17.3) million in the fourth quarter of 2005, as compared to $(1.0) million in fourth quarter 2004. Loss from operations without the Dyneer legal charge was $(2.1) million for the fourth quarter of 2005. Income from operations was $12.0 million for the year ended December 31, 2005, and $33.3 million for the year ended December 31, 2004. Income from operations without the Dyneer legal charge was $27.2 million for 2005.

The State Court of California allowed the disbursement of the $24.5 million of restricted cash funds held in the Vehicular Technologies case in the fourth quarter of 2005. Titan recognized the Dyneer legal charge for the judgment of approximately $15.2 million for this case.

The income tax benefit was $13.9 million for both three and twelve months ending December 31, 2005. As a result of the anticipated utilization of net operating loss carryforward in connection with its future Federal income tax filings, the company recorded a tax benefit of $13.9 million as a result of the reversal of the company’s valuation allowance.

Net loss for the fourth quarter was $(5.5) million, as compared to $(1.3) million in the fourth quarter of 2004. Net income for the year ended December 31, 2005 and 2004 was $11.0 million and $11.1 million respectively.

Basic loss per share and fully diluted earnings per share were $(.28) for the fourth quarter of 2005 and $(.08) per share for the fourth quarter of 2004.

Year-to-date 2005 basic earnings per share were $.61, compared to $.62 per share for the year-to-date 2004. Year-to-date 2005 fully diluted earnings per share were $.60, compared to $.61 per share for the year-to-date 2004.

Inventories and net property, plant and equipment increased substantially at December 31, 2005, as compared to 2004 as the result of Titan’s Goodyear North American farm tire acquisition. The acquisition added approximately $55 million of property, plant and equipment, and approximately $45 million of inventory and supplies.

Form 10-K:

For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-K filed with the Securities and Exchange Commission on February 24, 2006.

Cash merger offer:

On October 11, 2005, the Company received an offer from One Equity Partners LLC (One Equity), a private equity affiliate of JPMorgan Chase & Co., indicating One Equity’s interest in acquiring Titan International, Inc., in a cash merger for $18.00 per share of Titan common stock. A Special Committee of the Board of Directors of Titan was formed to pursue discussions with One Equity. The offer is subject to reaching a definitive agreement with the customary conditions, due diligence, financing, both One Equity and Titan board approvals and Titan’s stockholders’ approval. There can be no assurance that any agreement will be completed. Mr. Richard M. Cashin Jr., one of Titan’s directors, is also the Managing Partner of One Equity. Mr. Maurice M. Taylor Jr., Chief Executive Officer and Chairman of the Board of Directors of Titan, is expected to participate with One Equity Partners. Additionally, Mr. Mitchell I. Quain and Mr. Anthony L. Soave, also directors of Titan, may participate.

The Special Committee consists of Mr. Erwin H. Billig, Mr. Edward J. Campbell and Mr. Albert J. Febbo. No member of the Special Committee is participating with One Equity in the cash merger offer. The Special Committee hired counsel and a financial advisor. The financial advisor is Jefferies & Company, Inc. Anyone who is interested in submitting a competing offer to Titan’s Special Committee may do so by contacting Jefferies & Company, Inc. at the address of 520 Madison Avenue, New York, N.Y., 10019. The telephone number is (212) 284-2300 and the fax number is (212) 284-2114.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2005. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three and twelve months ended December 31, 2005 and 2004

Amounts in thousands except earnings per share data.	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$96,583	$105,920	$470,133	$510,571
Cost of sales	89,929	92,830	405,923	431,071
Gross profit	6,654	13,090	64,210	79,500

Selling, general & administrative expenses	7,775	8,455	31,433	36,040
Research & development expenses	239	345	837	1,875
Dyneer legal charge	15,205	0	15,205	0
Idled assets marketed for sale depreciation	744	5,275	4,736	5,275
Goodwill impairment on Titan Europe	0	0	0	2,988
(Loss) income from operations	(17,309)	(985)	11,999	33,322

Interest expense	(1,894)	(2,561)	(8,617)	(16,159)
Noncash convertible debt conversion charge	0	0	(7,225)	0
Debt termination expense	0	0	0	(3,654)
Other (expense) income	(265)	1,046	958	1,706
(Loss) income before income taxes	(19,468)	(2,500)	(2,885)	15,215

(Benefit) provision for income taxes	(13,927)	(1,207)	(13,927)	4,108

Net (loss) income	$(5,541)	$(1,293)	$11,042	$11,107

(Loss) earnings per common share:
Basic	$(.28)	$(.08)	$.61	$.62
Diluted	(.28)	(.08)	.60	.61

Average common shares outstanding:
Basic	19,487	16,326	18,053	17,798
Diluted	19,487	16,326	18,284	21,574

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Agricultural	$65,488	$62,652	$310,361	$316,235
Earthmoving/Construction	25,817	35,751	131,982	160,297
Consumer	5,278	7,517	27,790	34,039
Total	$96,583	$105,920	$470,133	$510,571

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands
	December 31,	December 31,
Assets	2005	2004
Current assets:
Cash & cash equivalents	$592	$1,130
Accounts receivable	47,112	52,781
Inventories	122,692	84,658
Deferred income taxes	20,141	6,711
Prepaid & other current assets	15,630	9,388
Total current assets	206,167	154,668

Property, plant & equipment, net	140,382	80,644
Idled assets marketed for sale	18,267	31,245
Investment in Titan Europe Plc	48,467	30,040
Restricted cash deposits	0	24,500
Goodwill	11,702	11,702
Other assets	15,771	21,367
Total assets	$440,756	$354,166

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt (including current portion of long-term debt)	$11,995	$217
Accounts payable	24,435	26,733
Other current liabilities	11,753	12,820
Total current liabilities	48,183	39,770

Long-term debt	190,464	169,688
Deferred income taxes	13,581	9,164
Other long-term liabilities	20,715	28,663
Stockholders’ equity	167,813	106,881
Total liabilities & stockholders’ equity	$440,756	$354,166

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489